May 9, 2011

Dinesh R. Desai
Chairman and Chief Executive Officer
Emtec, inc.
100 Matson Ford Road
Randor, PA 19087

Dear Dinesh,

As per the terms laid out in my employment agreement dated April 30, 2009 this letter serves as a mutual agreement between Emtec and me that the term of the agreement is extended for one year. I do wish to renegotiate certain terms of that agreement but given the delay in getting a new equity compensation plan in place, at this point I would like to extend the existing terms for the one year period outlined. By signing below the Company and I are agreeing to extend those terms for one year until such time as the agreement is amended, or extended again.

Sincerely,

Gregory P. Chandler
Chief Financial Officer

Date: 5/9/11

Agreed to: ______________________ Date: 5/9/11

Dinesh R. Desai
Chief Executive Officer

Cc: Robert Mannarino, Greg Cowan